Exhibit A

January 1, 2016

As Amended: February 17, 2017

The following Funds are covered under this agreement:

Rational Dividend Capture Fund
Rational Risk Managed Emerging Markets Fund
Rational Real Strategies Fund
Rational Defensive Growth Fund
Rational Strategic Allocation Fund
Rational Dividend Capture VA Fund
Rational Insider Buying VA Fund
Rational Dynamic Momentum VA Fund
Rational Iron Horse Fund
Rational Dynamic Momentum Fund
Rational Select Asset Fund
Rational Total Return Income Fund

Mutual Fund and Variable Insurance Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: CEO